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                                EXHIBIT 99


                  Shoreline to Commence Stock Repurchase

BENTON HARBOR, Mich.--(BUSINESS WIRE)--Sept. 30, 1998--Shoreline Financial Corporation (NASDAQ:SLFC -news) announced today that it has been authorized by its board of directors to purchase up to 225,000 shares of the corporation's common stock. It is anticipated that these shares will be purchased by the corporation in a systematic program of open market and privately negotiated purchases, and that they will be reserved for later reissue in connection with possible future stock dividends, employee benefit plans, the company's dividend reinvestment plan, and other general corporate purposes.

Dan L. Smith, Chairman of the Board, President and Chief Executive Office of Shoreline stated: "Under current conditions, we believe that purchasing our own stock is an effective use of our funds, which will result in a positive benefit to our shareholders. Our decision to allow our recently completed acquisition of The State Bank of Coloma to be accounted for as a purchase will allow us to begin purchasing our own stock immediately."

Shoreline Financial Corporation is a bank holding company which owns Shoreline Bank. Shoreline Bank is headquartered in Benton Harbor, Michigan, and operates 30 banking offices in southwestern Michigan. At June 30, 1998, Shoreline had total assets of approximately $889 million.

Contact:

     Shoreline Bank, Benton Harbor
     Wayne R. Koebel, 616/927-2251 ext. 2132